Exhibit 10.8

Notice of Grant of U.K. Approved Stock Options and Award Agreement	SVB FINANCIAL GROUP ID: 94-2875288 3003 Tasman Drive Santa Clara, CA 95054
Grant Agreement:
Participant Name: ###PARTICIPANT_NAME###	Grant Name: ###GRANT_NAME###
Employee Number: ###EMPLOYEE_NUMBER###	Issue Date/Date of Grant: ###ISSUE_DATE###
Total Nonqualified Stock Options: Total ###DICTIONARY_AWARD_NAME###: ###TOTAL_AWARDS###	Expiry/Expiration Date: ###EMPLOYEE_GRANT_EXPIRY_DATE###
Plan: UK Sub-Plan of the 2006 Equity Incentive Plan	Grant/Option Price: ###GRANT_PRICE### ###GRANT_PRICE_REM_START### ###GRANT_PRICE_REM_END###
###EMPLOYEE_GRANT_VEST_SCHEDULE_TABLE###	###EMPLOYEE_GRANT_NUMBER###

Effective on the Date of Grant listed above, you have been granted a Nonqualified Stock Option (which is a UK-Approved Stock Option for UK tax purposes) to buy Shares of SVB Financial Group (the “Company”) stock at the Option Price listed in the Grant Agreement above (the “Option”). Shares in each period will become fully vested on the dates shown in the Vesting Schedule, subject to you continuing to be a Service Provider through each such date. Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, then 100% of the Shares subject to the Option will fully vest.

The terms of this UK-Approved Stock Option, including any restrictions on the Shares under this UK-Approved Stock Option, the circumstances under which this UK-Approved Stock Option will lapse or be cancelled (in whole or in part), any conditions to which the exercise of this UK-Approved Stock Option is subject (in whole or in part) and any mechanism for varying the terms of this UK-Approved Stock Option, are set out in the UK-Approved Stock Option Award Agreement and the rules of the UK Sub-Plan of the 2006 Equity Incentive Plan. The rules of the UK Sub-Plan of the 2006 Equity Incentive Plan and the rules of the SVB Financial Group 2006 Equity Incentive Plan can be accessed on the Company’s intranet (The Source).

The Option and any Shares acquired in connection with the exercise of the Option will be subject to the terms and conditions of any clawback policy adopted by the Company in effect at the time of grant of the Option as amended from time to time as required by law or any regulatory body, or any other clawback policy adopted by the Company from time to time as may be required by law or any regulatory body, which will survive your termination as a Service Provider.

By your acceptance and the Company’s signature below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Company’s 2006 Equity Incentive Plan, the UK Sub-Plan of the Company's 2006 Equity Incentive Plan and this UK-Approved Stock Option Award Agreement, all of which are attached and made a part of this document.

###HR_SIGNATURE###
SVB Financial Group	Date

Participant Name	Date

SVB FINANCIAL GROUP

UK-APPROVED STOCK OPTION AWARD AGREEMENT

                SVB Financial Group (the “Company”), pursuant to its 2006 Equity Incentive Plan (the “US Plan”), its U.K. Sub-Plan of the 2006 Equity Incentive Plan (the “UK Sub-Plan”, and collectively with the US Plan, the “Plan”) and this UK-Approved Stock Option Award Agreement (the “Award Agreement”) has granted to Participant an Option to purchase shares of the Common Stock of the Company (“Shares”).  This Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

               Defined terms not explicitly defined in this Award Agreement shall have the same definitions as in the Plan or in the Notice of Grant of Stock Options (“Notice of Grant”), to which this Award Agreement is attached.

                The details of your Option are as follows:

1.             TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION.  The total number of Shares subject to this Option is set forth in the Notice of Grant.

2.             VESTING.  Subject to the limitations contained herein, the Option will vest (become exercisable) as set forth in the Notice of Grant until either (i) you cease to be a Service Provider for any reason, or (ii) this Option becomes fully vested. Notwithstanding the foregoing, if your status as a Service Provider terminates as a result of your death or Disability, then 100% of the Shares subject to the Option will fully vest. In the event of your termination as a Service Provider (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), (i) your right to vest in this Option under the Plan, if any, and (ii) the period (if any) during which you may exercise this Option shall be measured by the date upon which your employment with your employer (the “Employer”) and any notice period has ended. For the avoidance of doubt, employment shall include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the other terms of your employment agreement, if any. The Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of the Option.

3.             OPTION PRICE AND METHOD OF PAYMENT.

(a)           Option Price.  The Option Price per Share is the price set forth in the Notice of Grant, such price being not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant of this Option.

(b)           Method of Payment.  Payment of the Option Price per Share is due in full upon exercise of all or any part of each installment which has accrued to you.  You may elect, to the extent permitted by Applicable Laws, to make payment of the Option Price under one of the following alternatives:

(i)            Payment of the Option Price per Share in cash (including check) at the time of exercise;

(ii)             Consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(iii)         Payment by a combination of the methods of payment permitted by Section 3(b)(i) and (ii) above.

4.             WHOLE SHARES.  This Option may only be exercised for whole Shares.

5.             SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that, subject to the rules of the UK Sub-Plan, the Company shall have unilateral authority to amend the Plan without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

6.             TERM.  The term of this Option commences on the Date of Grant and expires on the Expiration Date, unless this Option expires sooner as set forth below or in the Plan.  In no event may this Option be exercised on or after the Expiration Date.  This Option shall terminate prior to the Expiration Date as follows:  three (3) months after your termination as a Service Provider unless one of the following circumstances exists:

(a)           Your termination as a Service Provider is due to your Disability.  This Option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination.

(b)           Your termination as a Service Provider is due to your death.  This Option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months after your death.

(c)           Your termination as a Service Provider is due to Cause (as defined in the Plan).  This Option will then expire on the date of such termination.

(d)           If during any part of such three (3)-month period you may not exercise your Option solely because of the condition set forth in Section 5 above, then your Option will not expire until the earlier of the Expiration Date set forth above or until this Option shall have been exercisable for an aggregate period of three (3) months after your termination as a Service Provider.

(e)           If your exercise of the Option within three (3) months after your termination as a Service Provider of the Company or of an Affiliate would result in liability under Section 16(b) of the Securities Exchange Act of 1934, then your Option will expire on the earlier of (i) the Expiration Date set forth above, or (ii) the tenth (10th) day after the last date upon which exercise would result in such liability.

                However, this Option may be exercised following your termination as a Service Provider only as to that number of Shares as to which it was exercisable on the date of termination under the provisions of Section 2 of this Award Agreement.

7.             EXERCISE.

(a)           This Option is exercisable by (i) delivery of an exercise notice, in the form and manner determined by the Administrator, or (ii) following an electronic or other exercise procedure prescribed by the Administrator, which in either case shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. Participant shall provide payment of any applicable Tax-Related Items (as defined in Section 10, herein) arising in connection with such exercise. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed exercise notice or completion of such exercise procedure, as the Administrator may determine in its sole discretion, accompanied by any applicable Tax-Related Items (as defined in Section 10, herein).

(b)           By exercising this Option you agree that, as a precondition to the completion of any exercise, you must satisfy the Tax-Related Items in accordance with Section 10, herein.

 8.             TRANSFERABILITY.

(a)           This Option is not transferable, and is exercisable during your life only by you.

(b)           The terms of this Award Agreement (including, without limitation, Section 6(b) relating to termination as a result of death) shall apply to your executors and administrators including the right to agree to any amendment of the applicable Award Agreement.

(d)           An Option shall be exercised only by you (or your attorney in fact or guardian) or, in the case of your death, by your executor or administrator, and no Shares shall be issued by the Company unless the exercise of an Option is accompanied by sufficient payment, as determined by the Company, to meet the Tax-Related Items (as defined in Section 10, herein) on such exercise or by other arrangements satisfactory to the Committee to provide such payment.

9.    ACKNOWLEDGMENTS. You acknowledge and agree to the following:

•	the Plan is discretionary in nature and the Administrator may amend, suspend, or terminate it at any time;

•
the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of the options even if options have been granted in the past;

•
all determinations with respect to future Option or other grants, if any, including but not limited to, the times when the Option shall be granted or when the Option shall vest, will be at the sole discretion of the Administrator;

•	your participation in the Plan is voluntary;

•
this Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

•	this Option and the Shares subject to this Option and the income and value of the same, are not part of normal or expected compensation or salary for any purpose;

•	the future value of the Shares is unknown, indeterminable, and cannot be predicted with certainty;

•	if the underlying Shares do not increase in value, this Option will have no value;

•	if you exercise this Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the Option Price;

•
neither the Plan nor the Option shall be construed to create a right to employment or be interpreted as forming an employment or service contract with the Company, your Employer (the “Employer) or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your status as a Service Provider (if any);

•
this Option and any Shares acquired in connection with the exercise of the Option will be subject to the terms and conditions of any clawback policy adopted by the Company in effect at the time of grant of the Option as amended from time to time as required by law or any regulatory body, or any other clawback policy adopted by the Company from time to time as may be required by law or any regulatory body, which will survive your termination as a Service Provider;

•
no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of this Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Affiliates or the Employer;

•
nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other welfare plan or program of the Company or any Affiliate;

•
unless otherwise provided in the Plan or by the Company in its discretion, this Option and the benefits evidenced by this Award Agreement do not create any entitlement to have this Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

•	you acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United

States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
10.    WITHHOLDING OF TAXES. The Company or one of its Affiliates shall assess tax and social insurance liability and requirements in connection with your participation in the Plan, including, without limitation, income tax, social insurance, payroll tax, fringe benefit tax, payment of account or other tax related items associated with the grant or exercise of the Option or sale of the underlying Shares and legally applicable to you (the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or if different, your Employer in this regard, you hereby acknowledge and agree that the Tax-Related Items liability shall be your responsibility and liability.
You acknowledge that the Company’s obligation to issue Shares in connection with the Option shall be subject to satisfaction of the Tax-Related Items liability. By your acceptance of the Option, you authorize the Company or any brokerage firm determined acceptable to the Company to sell on your behalf a whole number of Shares from those Shares issued to you as the Company determines to be sufficient to satisfy the obligation for Tax-Related Items if you do not provide the Company with sufficient funds to satisfy the Tax-Related Items when you give notice to exercise this Option. Alternatively, or in addition thereto, if you have not provided the Company with sufficient funds to satisfy the Tax Related Items, the Company or the Employer may satisfy the Tax-Related Items withholding liability by deduction from your wages or other cash compensation paid to you by the Company or the Employer. Finally, you agree to pay the Company or the Employer any Tax-Related Items withholding liability that cannot be satisfied by deduction from your wages or other cash compensation paid to you by the Company or the Employer or sale of the Shares acquired under the Plan.
If payment or withholding of Tax-Related Items is not made within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected UK income tax shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 10 of the Award Agreement.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you shall not be eligible for a loan from the Company to cover the UK income tax due. In the event that you are a director or executive officer and any such Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit which may be collected from you by the Company or the Employer by any of the means referred to in Section 10 of the Award Agreement.
11.    [RESERVED.]
12.    AUTHORIZATION TO RELEASE AND TRANSFER NECESSARY PERSONAL INFORMATION. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to a stock plan service provider selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, including outside the EEA, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your status as a Service Provider with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
13.    COMPLIANCE WITH APPLICABLE LAWS. The vesting and exercise of the Option under the Plan and the issuance, transfer, assignment, sale, or other dealings of the Shares shall be subject to compliance by the Company (or any Affiliate) and you with all Applicable Laws.
14.    ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future Options that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic execution of this Award Agreement and/or other documents shall have the same binding effect as a written or hard copy signature and accordingly, shall bind you and the Company to all of the terms and conditions set forth in the Plan, this Award Agreement and/or such other documents.
15.    NOTICES.  Any notices provided for in this Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

16.    GOVERNING PLAN DOCUMENT.  This Option is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Option and those of the Plan, the provisions of the Plan shall control.
17.    NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
18.    AGREEMENT SEVERABLE. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19.    LANGUAGE. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.    GOVERNING LAW. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.
21.    INSIDER TRADING/MARKET ABUSE RESTRICTIONS. You may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., the Options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions and should consult your personal legal advisor on this matter.

22.    WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other participant.

 Notice of Exercise

SVB Financial Group
Attn:  Stock Administration
80 E Rio Salado Parkway Suite 600
Tempe, AZ 85281

I, ____________________, elect to exercise the following SVB Financial Group stock option(s):

Grant	Grant	Type of	Number of Shares	Exercise Price	Aggregate
Number:	Date:	Option:	to be Exercised:	Per Share:	Exercise Price:

		NQ (UK-Approved)		$	$
NQ (UK-Approved)
NQ (UK-Approved)
$

TYPE OF EXERCISE:

☐ CASH(1)	☐ CASHLESS (Sale of underlying shares of option to pay exercise price)
	☐ Sell shares	☐ Sell all shares listed above

 BROKER INFORMATION (if applicable):

Firm:	DTC #	Account #
Contact Person:	Phone:	Fax:

☐    I authorize my broker to pay SVB Financial Group the aggregate exercise price.  For non-qualified (NQ)/U.K. Approved Options exercised in non-qualifying circumstances, I also authorize my broker to pay Silicon Valley Bank for the applicable taxes owed.

DELIVERY INSTRUCTIONS:
            ☐  Mail certificate to my home address.                          ☐  Deliver electronically to my Broker.

I will (i) provide any additional documents you require pursuant to the terms of the Award Agreement, (ii) pay any withholding taxes resulting from exercise of a NQ stock option.

Very truly yours,

SS#:
Signed
Telephone:
Address

Date:

(1)  The Effective Date of cash exercises is the day cash is received by Stock Administration, unless otherwise notified by Stock Administration as a result of insider trading restrictions.  If delivery is made by US Mail (or overnight courier) the Effective Date is the postmark date (or pick-up date).